UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2012

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina		27101
(Address of principal executive offices)		(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2012, Targacept, Inc. entered into a sublease with B/E Aerospace, Inc. pursuant to which Targacept has agreed to sublease approximately 18,282 square feet of office space in the building located at 100 North Main Street, Winston-Salem, North Carolina. Targacept’s lease at its current address will expire at the end of 2012, and the newly subleased space will become Targacept’s principal executive offices. The term of the sublease begins on January 1, 2013 and ends on December 30, 2015. The annual rent payable by Targacept under the sublease is approximately $265,000 for the first year, subject to escalation of approximately 3% for each subsequent year of the term. The amount of space subject to the sublease represents a reduction of approximately 62% from the space currently leased by Targacept. Targacept is in discussions with regard to the potential lease of approximately 4,000 square feet of additional storage space in the same building as the subleased premises.

The sublease is subject to the terms and conditions of the prime lease covering the subleased space between B/E Aerospace and its landlord, SL Winston-Salem LLC. Any assignment or other transfer of the subleased space by Targacept is subject to the consent of the master landlord and, in some cases, B/E Aerospace.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: December 10, 2012	/s/ Alan A. Musso

Alan A. Musso Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer